Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Air Products and Chemicals, Inc.:

We consent to the incorporation by reference of our report dated 20 November 2012, with respect to the consolidated balance sheets of Air Products and Chemicals, Inc. and Subsidiaries as of 30 September 2012 and 2011, and the related consolidated income statements and consolidated statements of equity, comprehensive income, and cash flows for each of the years in the three-year period ended 30 September 2012, the effectiveness of internal control over financial reporting as of 30 September 2012, and the related financial statement schedule which report appears in the 30 September 2012 Annual Report on Form 10-K of Air Products and Chemicals, Inc.

Our report dated 20 November 2012 contains an explanatory paragraph that states that the Company acquired a controlling equity interest in the outstanding shares of Indura S.A. on 1 July 2012 and management excluded Indura S.A.’s internal control over financial reporting from its assessment of the effectiveness of the Company’s internal control over financial reporting as of 30 September 2012. The Company’s consolidated financial statements included $1,670 million in total assets (10%) and $140 million in total sales (less than 2%) associated with Indura S.A. as of and for the year ended 30 September 2012. Our audit of internal control over financial reporting of Air Products and Chemicals, Inc. also excluded an evaluation of the internal control over financial reporting of Indura S.A.

/s/ KPMG LLP

Philadelphia, Pennsylvania

16 May 2013

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